Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Sorrento Therapeutics, Inc. for the registration of 616,655 shares of its common stock and to the incorporation by reference therein of our reports dated February 19, 2021, with respect to the consolidated financial statements of Sorrento Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Sorrento Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 19, 2021